Exhibit 4.32

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of February 10, 2015 by and among:

(1)                                 IDG Technology Venture Investment V, L.P., a limited partnership organized and existing under the laws of the State of Delaware (“IDG”);

(2)                                 Yifang Technology Group, Ltd., an international business company incorporated in and existing under the laws of the the British Virgin Islands (“Yifang” and together with IDG, the “Sellers” and each, a “Seller”); and

(3)                                 Phoenix New Media Limited (the “Investor”).

Each of the foregoing parties is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A.                                    IDG desires to sell to the Investor, and the Investor desires to purchase from IDG, 20,370,000 ordinary shares of Particle Inc., an exempted limited liability company incorporated under the laws of the Cayman Islands (the “Company”), par value of US$0.0001 each (the “Ordinary Shares”) on the terms and conditions set forth in this Agreement.

B.                                    Yifang desires to sell to the Investor, and the Investor desires to purchase from Yifang, 41,783,703 Class A ordinary shares of the Company, par value of US$0.0001 each (the “Class A Ordinary Shares”) on the terms and conditions set forth in this Agreement.

C.                                    On February 10, 2015, the Investor, the Company and certain other parties thereto entered into a share purchase agreement (the “Series C Purchase Agreement”) pursuant to which the Investor will subscribe for certain series C preferred shares of the Company, par value US$0.0001 each (the “Series C Shares”).

D.                                    The Parties desire to enter into this Agreement and make their respective representations, warranties, covenants and agreements set forth herein.

THE PARTIES HEREBY AGREE AS FOLLOWS:

SECTION 1.
SALE AND PURCHASE OF PURCHASED SHARES

1.1                               Sale of Purchased Shares. Subject to the terms and conditions hereof and in consideration of the Purchase Price set forth below, each Seller hereby agrees to sell to the Investor, and the Investor hereby agrees to purchase from each Seller, such number of the Ordinary Shares or Class A Ordinary Shares set forth opposite to such Seller’s name on Schedule I hereto (collectively, the “Purchased Shares”), at a price of US$0.443205 per Purchased Share, amounting to an aggregate purchase price of US$27,546,832 (the “Purchase Price”). Immediately following the sale and delivery of the Purchased Shares to the Investor by each Seller, each such Purchased Share shall be repurchased and cancelled by the Company and one Series C Share shall be issued for each such Purchased Share.

SECTION 2.
CLOSING

2.1                               The Closing. The closing of the sale and purchase of the Purchased Shares between a Seller and the Investor hereunder shall take place remotely via the exchange of documents and signatures on the third (3rd) Business Day after the satisfaction or otherwise waiver of the relevant conditions as set forth in Section 6 and Section 7 by the Party entitled to waive such condition (except for the conditions that by their nature are to be satisfied at closing, but subject to the satisfaction or waiver of those conditions at closing), or at such other time and place as mutually agreed by such Seller and the Investor (the “Closing”, and such date the “Closing Date”).

2.2                               Deliveries.  At the Closing.

(a)                                 Each Seller shall deliver to the Investor, in addition to any item the delivery of which is made an express closing condition pursuant to Section 6 hereof, (i) an instrument of transfer duly executed by each Seller in respect of the Purchased Shares to be sold by such Seller, and (ii) to the extent that one has been issued, a certificate representing the number of the Purchased Shares to be sold by such Seller to the Investor.  Each Seller agrees to use best efforts to request from the Company the delivery of an updated register of members of the Company certified by a director of the Company as true and complete as of the Closing Date reflecting the Investor as the holder of a number of Series C Shares equal to the number of Purchased Shares; and

(b)                                 the Investor shall pay to each Seller the Purchase Price set forth opposite to its name on Schedule I, in each case by wire transfer of immediately available funds to an bank account outside the People’s Republic of China (the “PRC”, for the purpose of this Agreement, excluding Hong Kong, Macau and Taiwan) designated by such Seller no later than five (5) days prior to the Closing.

SECTION 3.
REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor hereby represents and warrants to each Seller as follows:

3.1                               Organization, Good Standing and Qualification. The Investor is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.

3.2                               Authorization. The Investor has all requisite power, authority and capacity to enter into this Agreement and any other agreements to which it is a party and the execution of which is contemplated hereunder (collectively, the “Ancillary Agreements”), and to perform its obligations under this Agreement and each of the Ancillary Agreements. This Agreement has been duly authorized, executed and delivered by the Investor. This Agreement and the Ancillary Agreements, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

3.3                               Compliance with Laws; Consents and Permits.

(a)                                 None of the execution, delivery and performance by the Investor of this Agreement or the other Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by the Investor with any of the provisions hereof or thereof will breach or conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) or loss of a benefit under, or give rise to a right of termination, consent or cancellation or increase in any fee, liability or obligation under, any provision of (i) the organizational documents of the Investor; (ii) any agreement to which the Investor is a party or by which any of its properties or assets are bound; (iii) any order, injunction, judgment, decree, legally binding notice, ruling, writ, assessment or arbitration award of any supranational, national, state, municipal or local court or tribunal or administrative, governmental or regulatory body, agency or authority (a “Governmental Authority”) applicable to the Investor or by which any of its properties or assets are bound; or (iv) any applicable Law. “Law” means foreign, federal, state, municipal or local law, statute, code, ordinance, rule, decree, regulation or any common law of any Government Authority or jurisdiction.

(b)                                 No consent, approval, order or authorization of or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Investor is required in connection with the valid execution and delivery by the Investor of this Agreement or any other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereunder or thereunder.

3.4                               Purchase for Own Account. The Investor is acquiring the Purchased Shares solely for investment for its own account not as a nominee or agent, and not with a view to the resale or distribution of any part thereof.

3.5                               Investment Experience. The Investor (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits, risks and suitability of the transactions contemplated by this Agreement, (ii) is able to bear the risk of an entire loss of its investment herein, and (iii) is consummating the Agreement and any relevant Ancillary Agreements with a full understanding of all of the terms, conditions and risks and willingly assumes those terms, conditions and risks.

SECTION 4.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby, severally and not jointly, represents and warrants to the Investor that, as of the date hereof and as of the Closing Date:

4.1                               Organization, Good Standing and Qualification. Such Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.

4.2                               Authorization. All corporate action on the part of such Seller necessary for the authorization, execution and delivery of this Agreement and each of the Ancillary Agreements, and the performance of all obligations of such Seller hereunder and thereunder, and the sale and delivery of the Purchased Shares to be sold by such Seller has been taken or will be taken prior to the Closing. Each of this Agreement and the Ancillary Agreement (the “Transaction Documents”) constitutes the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.3                               Title to Shares. Such Seller is the sole record owner of the Purchased Shares to be sold by it. Such Seller has good and marketable title to the Purchased Shares to be sold by it free and clear of any liens (including, without limitation, tax lien), encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, restrictive covenant, right of first refusal, right of first offer, easement, servitude or other restriction having similar effect (collectively, “Liens”) and has the sole and absolute authority to transfer and deliver such Purchased Shares to the Investor pursuant to this Agreement at Closing, and such delivery will convey to the Investor good and marketable title to such Purchased Shares, free and clear of any Liens.

4.4                               Compliance with Laws; Consents and Permits.

(a)                                 None of the execution, delivery and performance by such Seller of this Agreement or the other Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by such Seller with any of the provisions hereof or thereof will breach or conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) or loss of a benefit under, or give rise to a right of termination, consent or cancellation or increase in any fee, liability or obligation under, any provision of (i) the organizational documents of such Seller; (ii) any agreement to which such Seller is a party or by which any of its properties or assets are bound; (iii) any order, injunction, judgment, decree, legally binding notice, ruling, writ, assessment or arbitration award of any Governmental Authority applicable to such Seller or by which any of its properties or assets are bound; or (iv) any applicable Law.

(b)                                 No consent, approval, order or authorization of or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of such Seller is required in connection with the valid execution and delivery by such Seller of this Agreement or any other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereunder or thereunder.

4.5                               Consent from the Company and the Existing Shareholders. Prior to Closing, each of the Company and its shareholders has (a) consented to and authorized the sale of the Purchased Shares and the other transactions as contemplated by this Agreement, (b) waived any preemptive rights, right of first refusal, right of first offer, tag-along right, veto rights and any other rights in the similar nature it may have in relation to the sale of Purchased Shares.

4.6                               No Additional Representations.  Except for the representations and warranties made by the Sellers in this Section 4, no Seller makes any other express or implied representation or warranty with respect to the Company or any of its subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other information relating to the Company. Neither the Sellers nor any other Person will have or be subject to any liability or indemnity obligations to the Investor resulting from the distribution or disclosure or failure to distribute or disclose to the Investor, or its use of, any information, unless and to the extent such information is expressly included in or required by the representations and warranties contained in this Section 4.

SECTION 5.
COVENANTS OF SELLERS AND INVESTOR

5.1                               Tax Matters.  Each Seller shall duly and timely comply with all of its or his tax payment obligations as required by applicable Law in connection with the transactions contemplated under this Agreement, including without limitation timely making all filings required under Circular 698 in respect of the transactions contemplated hereby and pay all taxes due and payable in accordance with official assessments in respect of such filings. “Circular 698” means Circular No. 698 (国税函[2009] 698号) issued by the PRC State Administration of Taxation on December 10, 2009, titled “Notice on Strengthening the Administration of Enterprise Income Tax on Income Derived from Equity Transfer Made by Non-Resident Enterprise (关于加强非居民企业股权转让所得企业所得税管理的通知)”, including any amendment, implementing rules, or official interpretation thereof or any replacement, successor or alternative legislation having the same subject matter thereof.

5.2                               Resignation of Directors. Prior to the Closing, each Seller shall cause its representative to resign from the board of directors of the Company, effective no later than the Closing Date.

5.3                               Closing Conditions. Each Party shall use its reasonable best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

SECTION 6.
CONDITIONS TO INVESTOR’S OBLIGATIONS AT THE CLOSING

6.1                               The obligation of the Investor to purchase any Purchased Shares in relation to the transaction contemplated hereby is subject to the fulfillment, or waiver by the Investor, of the following conditions:

(a)                                 Representations and Warranties True and Correct. The representations and warranties of the Sellers contained in Section 4 shall be true and correct and complete in all material aspects when made, and shall be true and correct and complete in all material aspects as of the Closing Date with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement.

(b)                                 Performance of Obligations. Each Seller shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(c)                                  Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions to be passed, executed and/or delivered by the Sellers shall be satisfactory in substance and form to the Investor, and the Investor shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

(d)                                 Consents and Waivers. Each Seller shall have obtained any and all approvals, consents and waivers necessary for consummation of the transactions contemplated under the Transaction Documents, including without limitation the waiver by the existing shareholders of the Company and the Company of any rights of consent, rights of first refusal, right of first offer, tag-along right, veto right and all similar rights (if any) in connection with the sale of the Purchased Shares to be purchased by the Investor at Closing and the Reclassification Transactions, in each case, the Investor shall have received copies of such consents and waivers to its satisfaction.

(e)                                  Shareholders Resolution.  The Investor shall have received a copy of the resolutions duly and validly adopted by the board of directors of the Company and the shareholders of the Company, each certified by a director of the Company, evidencing the Company’s and the shareholders’ authorization of the repurchase and cancellation of each Purchased Share held by Phoenix immediately after the Closing and the issuance of one Series C Share for each such Purchased Share (such transaction collectively, the “Reclassification Transactions”).

(f)                                   Transfer or Increase of Equity Interests of Domestic Enterprise.  An individual designated by the Investor (the “Investor Nominee”) shall have become a shareholder of Beijing Yidianwangju Technology Co., Ltd. (北京一点网聚科技有限公司), a company incorporated under the laws of the PRC (the “Domestic Enterprise”) holding 46.85% of the equity interests in the Domestic Enterprise, either by acquiring equity interests from the shareholders of the Domestic Enterprise or subscribing for increased registered capital of the Domestic Enterprise, and the application to record the Investor Nominee as a shareholder of the Domestic Enterprise holding 46.85% of its equity interests shall have been submitted to the applicable Administration for Industry and Commerce. The Control Documents (as defined under the currently effective memorandum and articles of association of the Company) shall have been amended in form and substance satisfactory to the Investor to reflect to foregoing acquisition or subscription.

(g)                                  Series C Purchase Agreement. The closing under the Series C Purchase Agreement shall have occurred.

(h)                                 Closing Deliverables. Each Seller shall have delivered each of the items set forth in Section 2.2(a) and the Company shall have delivered to the Investor an updated register of members of the Company certified by a director of the Company as true and complete as of the Closing Date reflecting the Investor as the holder of a number of Series C Shares equal to the number of Purchased Shares.

SECTION 7.
CONDITIONS TO SELLERS’ OBLIGATIONS AT THE CLOSING

7.1                               The obligations of each Seller to sell the Purchased Shares to be sold by it to the Investor under this Agreement are subject to the fulfillment, or waiver by each Seller, as the case may be, at or before the Closing of the following conditions:

(a)                                 Representations and Warranties True and Correct. The representations and warranties made by the Investor in Section 3 hereof shall be true and correct and complete in all material aspects when made, and shall be true and correct and complete in all material aspects as of the date hereof and as of the Closing Date as with the same force and effect as if they had been made on and as of such dates, subject to changes contemplated by this Agreement.

(b)                                 Performance of Obligations. The Investor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(c)                                  Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions to be passed by the Investor shall have been obtained prior to the Closing.

(d)                                 Closing Deliverables. The Investor shall have delivered each of the items required to be delivered by it set forth in Section 2.2(b).

SECTION 8.
MISCELLANEOUS

8.1                               No-Shop. Each Seller agrees that, from the date hereof until the earlier of the Closing or the termination of this Agreement (the “Exclusivity Period”), without the prior written consent of the Investor, such Seller shall not, directly or indirectly, take any action to solicit, encourage others to solicit, encourage or accept any offers for the purchase or acquisition of the Purchased Shares owned by such Seller.

8.2                               Indemnification. Subject to the Investor’s representations and warranties and the terms and conditions of this Section 8.2, each Seller hereby agrees to severally and not jointly indemnify and hold harmless the Investor, and the Investor’s affiliates, directors, officers, agents and assigns, from and against any and all losses, liabilities, damages, claims, obligations, costs and expenses, interest, awards, judgments and penalties (including, without limitation, arbitral tribunal fees, reasonable attorneys’ and consultants’ fees and expenses) (collectively, “Losses”) actually and directly suffered or incurred by the Investor, or the Investor’s affiliates, directors, officers, agents and assigns (each, an “Indemnified Person”), as a result of, or based upon or arising from any inaccuracy in, or breach or non-performance of any of the representations, warranties, covenants or agreements made by such Seller in or pursuant to this Agreement or any of the other Transaction Documents. The rights contained in this Section 8.2 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement.

8.3                               Governing Law. This Agreement shall be governed by and construed exclusively in accordance the laws of the Hong Kong Special Administrative Region of China (“Hong Kong”) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than Hong Kong to the rights and duties of the Parties hereunder.

8.4                               Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations therein may not be assigned by such Seller without the written consent of the Investor.

8.5                               Entire Agreement. The Transaction Documents, and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference constitute the entire understanding and agreement between the Parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the Parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

8.6                               Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other Party, upon delivery; (b) when sent by facsimile at the number set forth in Exhibit A hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) business days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other Party as set forth in Exhibit A; (d) three (3) business days after deposit with an overnight delivery service, postage prepaid, addressed to the Parties as set forth in Exhibit A with next business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider or (e) when sent by electronic mail to the address set forth in Exhibit A hereto, during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day.  Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 8.6 by giving, the other Party written notice of the new address in the manner set forth above.

8.7                               Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of all Parties hereto, provided that any terms solely relating to a Seller may be amended with the written consent of such Seller and the Investor.

8.8          Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party hereto, upon any breach or default of any other Party hereto under this Agreement, shall impair any such right, power or remedy of such former Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring.

8.9          Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement.

8.10        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  This Agreement shall become effective when each Party shall have signed a counterpart.  Facsimile, PDF and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

8.11        Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the Parties’ intent in entering into this Agreement.

8.12        Confidentiality and Non-Disclosure.

(a)           Disclosure of Terms. The terms and conditions of the Transaction Documents and all exhibits and schedules attached hereto and thereto (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below; provided that such confidential information shall not include any information that is in the public domain other than caused by the breach of the confidentiality obligations hereunder.

(b)           Permitted Disclosures. Notwithstanding the foregoing, any Party may disclose any of the Financing Terms to its current or bona fide employees, investment bankers, lenders, partners, accountants and attorneys, in each case only where such persons or entities are under appropriate nondisclosure obligations.

(c)           Legally Compelled Disclosure. In the event that any Party is requested or becomes legally required (including without limitation, pursuant to securities laws and regulations) to disclose the existence of any Transaction Document or any of the exhibits and schedules attached hereto or thereto, or any of the Financing Terms hereof in contravention of the provisions of this Section 8.12, such party (the “Disclosing Party”) shall provide the other Parties (the “Non-Disclosing Parties”) with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing Party. Notwithstanding anything contained herein to the contrary, the Investor shall be entitled to issue one or more press release in connection with its execution of this Agreement and the transactions contemplated hereby, subject to prior consent by the Sellers of the content of the press release, provided, however, no consent by the Sellers shall be required if the Investor is requested or is or becomes legally required (including without limitation, pursuant to securities laws and regulations) to issue such press release.

(d)           Other Information. The provisions of this Section 8.12 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties with respect to the transactions contemplated hereby.

8.13        Further Assurances. Each Party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

8.14        Dispute Resolution. All disputes and controversies arising out of or in connection with this Agreement shall be resolved by arbitration in Hong Kong by the Hong Kong International Arbitration Centre using the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “Rules”) in force when the Notice of Arbitration (as defined by the Rules) is submitted in accordance with the Rules.  The award of the arbitration tribunal shall be final and binding upon the Parties.  The validity, construction and interpretation of this dispute resolution clause shall be governed by the laws of Hong Kong.

8.15        Expenses. Each Party shall be responsible for its own costs and expenses in connection with the negotiation, execution, and delivery of this Agreement and the other Transaction Documents.

8.16        Termination. This Agreement may be terminated on or after May 5, 2015

(a)           by any Seller, as between such Seller and the Investor, or

(b)           by the Investor, as between the Investor and any Seller;

by written notice to each of the other Parties, if the Closing has not occurred on or prior to such date, provided that the right to terminate this Agreement shall not be available to any Party whose breach of the terms of this Agreement has resulted in the failure of the Closing to occur prior to such date. Such termination shall (i) be without prejudice to any claims for damages or other remedies that the Parties may have under this Agreement or applicable law, and (ii) not affect the rights and obligations contained in this Agreement between the Parties with respect to whom this Agreement has not been terminated. The provisions of Section 8 shall survive the termination of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

IDG Technology Venture Investment V, L.P.

By:	/s/ HO Chi Sing
Name:	HO Chi Sing
Title:	Authorized Signatory

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Yifang Technology Group, Ltd.

By:	/s/ XU Yong
Name:	XU Yong
Title:	Director

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Phoenix New Media Limited

By:	/s/ LI Ya
Name:	LI Ya
Title:	Director